EXHIBIT 10.26


                  NARRATIVE SUMMARY OF AMERICAN CONSUMERS, INC.
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                EXECUTIVE OFFICER CASH BONUS PLAN FOR FISCAL 2008
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The following is a description of the Cash Bonus Plan applicable to the fiscal year ending in May 2008 for those executive officers of American Consumers, Inc. (the "Company") who qualify as "named executive officers" pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K. The Board of Directors of the Company, acting upon the recommendation of the Board's Compensation Committee, has elected to leave these potential bonus percentages unchanged from the potential bonus percentages established for these officers for the Company's 2007 fiscal year.

During fiscal 2008, the following named executive officers of the Company will be eligible to receive a discretionary cash bonus equal to the fixed percentage of the Company's net income before taxes for such year set forth below for each such officer:

                                                                  POTENTIAL BONUS AS A
       NAME:                          TITLE:                 PERCENTAGE OF PRE-TAX INCOME:
----------------------  -----------------------------------  ------------------------------
Michael A. Richardson   Chairman of the Board, President                   6%
                        and Chief Executive Officer

Paul R. Cook            Executive Vice President, Treasurer                4%
                        and Chief Financial Officer


The amount of any bonus ultimately paid will be determined in the discretion of the Compensation Committee. As reported in the Company's proxy statement for its 2007 Annual Meeting of Shareholders, such officers were paid bonuses in the following amounts with respect the Company's performance in fiscal 2007: Mr. Richardson - $7,219 and Mr. Cook - $4,813.